Exhibit 12(d)

PURCHASE AGREEMENT

BlackRock Funds II (the “Fund”), a Massachusetts business trust, and BlackRock Financial Management, Inc. (“BFM”), a Delaware corporation, hereby agree as follows:

1.    The Fund hereby offers BFM and BFM hereby purchases ten shares of each of the Investor A, Institutional, Class R and Class K classes of shares of the Fund’s BlackRock LifePath® Smart Beta 2065 Fund (the “Shares”) for $10 per Share. The Fund hereby acknowledges receipt from BFM of funds in full payment for the foregoing Shares.

2.    BFM represents and warrants to the Fund that the foregoing Shares are being acquired for investment purposes and not with a view to the distribution thereof.

3.    “BlackRock Funds II” and “Trustees of BlackRock Funds II” refer respectively to the trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated April 26, 2007, as amended from time to time, which is hereby referred to and a copy of which is on file at the office of the Secretary of the Commonwealth of Massachusetts and at the principal office of the Fund. The obligations of “BlackRock Funds II” entered into in the name or on behalf thereof by any of the Trustees, officers, representatives or agents are made not individually, but in such capacities, and are not binding upon any of the Trustees, shareholders, officers, representatives or agents of the Fund personally, but bind only the Trust Property (as defined in the Declaration of Trust), and all persons dealing with any class of shares of the Fund must look solely to the Trust Property belonging to such class for the enforcement of any claims against the Fund.

IN AGREEMENT WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Purchase Agreement as of the      day of         , 2019.

BLACKROCK FUNDS II

By:
	Name:	John Perlowski
	Title:	President and Chief Executive Officer

BLACKROCK FINANCIAL MANAGEMENT, INC.

By:
	Name:	Neal J. Andrews
	Title:	Managing Director